EXHIBIT 99.1

Contact:	Denise Barton Chief Financial Officer (702) 380-7777

FOR IMMEDIATE RELEASE

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
REPORTS FULL YEAR FINANCIAL RESULTS

Las Vegas, Nevada, March 15, 2005 - American Casino & Entertainment Properties LLC (“ACEP”) today reported the following full year financial results:

For the year ended December 31, 2004, gross revenues increased to $323.4 million from $285.1 million in the year ended December 31, 2003 while net revenues increased to $300.0 million for the year ended December 31, 2004 from $262.8 for the year ended December 31, 2003. This increase was primarily due to:

•	increased casino revenues, reflecting improved volume;

•	increased hotel revenues as a result of an increase in average hotel occupancy and in average daily room rate, particularly at the Stratosphere; and

•	increased food and beverage revenues.

Net income for 2004 was $20.9 million, an increase from net income of $20.7 million for 2003. Net income for 2004 reflected the effects of increased net interest expense, $17.9 million for 2004 compared to $5.0 million for 2003, primarily as a result of the issuance in January 2004 of $215.0 million principal amount of 7.85% senior secured notes due 2012.

EBITDA for 2004 was $72.4 million, an increase from EBITDA of $44.1 million for 2003. EBITDA for 2004 reflected the effects of increased revenue partially offset by increased payroll expenses, legal fees and marketing expenses.

For 2005, ACEP expects to report net revenue of $312.4 million, net income of $22.1 million and EBITDA of $74.1 million.

The following table presents a reconciliation of net income to EBITDA for ACEP’s actual 2004 and 2003 results, the Arizona Charlie’s combined results for 2004 and the expected 2005 outlook:

Reconciliation of Net Income to EBITDA
(in thousands)

	For the Year Ended December 31,
	2005	2004		2003
	Projected	Actual		Actual
			Arizona
			Charlie's
	Total	Total	Combined	Total
Net income	$22,146	$20,872	$10,867	$20,862
Other (income) expense	18,040	17,890	6,659	4,963
Provision for income taxes	11,925	10,100	5,147	(1,798)
Depreciation and amortization	21,946	23,516	10,310	20,222

EBITDA	$74,057	$72,378	$32,983	$44,069

During 2004, ACEP incurred capital expenditures of $14.0 million and expects that capital expenditures will be $23.1 million for 2005.

ACEP owns three Las Vegas casinos, Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of ACEP. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil and gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.